Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Fiscal 2009 Second Quarter

Company Increases Guidance for Consolidated EBITDA to $15 Million and for REMC EBITDA to $65 Million for FY 2009

LOS ANGELES (May 12, 2009) – Rentech, Inc. (NYSE AMEX: RTK) today announced results for its fiscal 2009 second quarter. The Company also increased previously provided financial guidance for the 2009 fiscal year.

For the second quarter of fiscal year 2009 ended March 31, Rentech reported a net loss applicable to common shareholders of $16.5 million, or $0.10 per share. The loss included a $0.04 per share write-down of inventories of natural gas due to continued declines in the price of this key input to the Company’s fertilizer products. This compares to a net loss applicable to common shareholders of $22.8 million, or $0.14 per share, for the comparable period in fiscal year 2008.

Results for the quarter reflected the effect of delayed shipments of fertilizer in the key markets of the Company’s wholly-owned nitrogen fertilizer business, Rentech Energy Midwest Corporation (REMC), due to weather conditions which improved significantly during April. Results of operations are typically seasonal due to the planting, growing and harvesting cycles of farmers. The timing of fertilizer applications, and therefore of shipments from REMC, can vary due to weather conditions. Revenue is recognized as products are shipped.

The write-down of natural gas inventories reflects the Company’s policy of accounting for advanced purchases of gas as inventories. The Company’s practice is to purchase gas at fixed prices when fertilizer products are pre-sold at predetermined prices, in order to lock in margins on the pre-sold products. When gas prices decline, as in the first six months of fiscal year 2009, the value of gas contracts is marked to market, leading to the inventory adjustments. In periods after the inventory write-down, as product is delivered, cost of goods sold is recognized at the lower prices to which the gas inventory was written down, which would tend to result in higher margins.

Rentech reported revenue of $16.8 million for the second quarter of fiscal year 2009, down from $28.5 million for the comparable quarter in the prior year. The reduction was due to delays in fertilizer shipments during the second quarter of fiscal 2009, caused by poor spring weather. These shipment delays had the effect of delaying the realization of revenue on significant volumes until April. Improved weather in April led to record shipments, revenue, and profits for REMC in that month. For fiscal year 2009 through April, unaudited revenue was $120.3 million, up from $89.1 million in the comparable period in fiscal 2008, representing a 35% increase. Due to seasonality, the significant pre-sales of fertilizer products and the strong April results, the Company does not expect the weak second quarter results to be indicative of results for the full fiscal year 2009.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Rentech has increased its guidance for EBITDA at REMC for fiscal year 2009 to $65 million from previous guidance of well in excess of $50 million. In addition to the strong April results, factors that the Company considered in increasing guidance included: significant pre-sales of fertilizer products; natural gas prices that are forecasted to remain at lower than budgeted levels; and demand for nitrogen products driven by continued strong prospects for planted corn acreage. Rentech also increased its consolidated EBITDA guidance for fiscal year 2009 to $15 million compared to previous guidance of positive EBITDA. EBITDA is a non-GAAP measure. Further explanation of this non-GAAP measure and a computation of consolidated EBITDA and EBITDA at REMC have been included below in this press release.

Selling, general and administrative (SG&A) expenses were $6.7 million for the second quarter of fiscal year 2009, down from $9.0 million for the second quarter of the prior year. Research and development (R&D) expenses for the second quarter of fiscal year 2009 were $3.9 million, down from $22.1 million for the second quarter of the prior year. The decrease in R&D expenses was primarily due to the completion of the construction of the PDU in the prior fiscal year. Current period R&D expenses were attributable to costs associated with operating the facility in addition to expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization, and product upgrading.

Rentech reported revenue of $66.9 million for the six months ended March 31, 2009, compared to $76.0 million for the comparable period in the prior year. SG&A expenses were $12.7 million for the first six months of fiscal year 2009, down from $17.8 million for the comparable period in the prior year. R&D expenses for the current period were $9.4 million, down from $38.1 million for the comparable period in the prior year. The decrease was primarily due to the completion of the construction of the PDU in the prior fiscal year.

As of March 31, 2009, Rentech had cash and cash equivalents of $63.1 million on a consolidated basis.

Commenting on the second quarter results for fiscal year 2009, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “Although our second quarter suffered from weather delays in fertilizer shipments, we fully expect to achieve strong fiscal year 2009 performance at REMC. We have already seen the benefits of a strong spring season with record April product deliveries and revenue. With the expectation of $65 million in EBITDA at REMC this fiscal year along with our continued cost management, we believe Rentech’s consolidated results will be the strongest they have ever been. This is extremely encouraging especially in light of the current macro-economic environment.”

The Company will hold a conference call today, May 12, at 10:00 a.m. PDT at which time Rentech's senior management will review the Company's financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 877-381-6502 or 706-679-9998. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. PDT on May 12 through 1:00 p.m. PDT on May 19. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21422530.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC.
Consolidated Statements of Operations
(Stated in Thousands, Except per Share Data)

	For the Three Months		For the Six Months
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008

Total Revenues	$16,789	$28,533	$66,866	$75,994

Cost of Sales	19,793	20,616	60,209	57,798

Gross (Loss) Profit	(3,004)	7,917	6,657	18,196

Operating Expenses	10,942	30,397	22,702	64,103

Operating Loss	(13,946)	(22,480)	(16,045)	(45,907)

Total Other Expenses	(2,646)	(332)	(4,867)	(341)

Net Loss from Continuing Operations before Income Taxes	(16,592)	(22,812)	(20,912)	(46,248)

Income tax expense	-	-	14	-

Net Loss from Continuing Operations	(16,592)	(22,812)	(20,926)	(46,248)

Gain on sale of discontinued operations	53	16	65	38
Net income from discontinued operations	53	16	65	38

Net Loss	$(16,539)	$(22,796)	$(20,861)	$(46,210)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.10)	$(0.14)	$(0.13)	$(0.28)
Discontinued operations	0.00	0.00	0.00	0.00
Basic and Diluted Loss per Common Share	$(0.10)	$(0.14)	$(0.13)	$(0.28)

Basic and Diluted Weighted-Average
Number of Common Shares Outstanding	166,598	165,435	166,625	164,930

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Rentech Process is a patented and proprietary technology that converts synthesis gas from biomass and fossil resources into hydrocarbons that can be processed and upgraded into ultra-clean synthetic fuels, specialty waxes and chemicals. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is a presentation of “earnings before interest, taxes, depreciation and amortization.” Management believes that EBITDA (a non-GAAP metric) is a useful indicator of fundamental operating performance. Management believes that EBITDA can help investors meaningfully evaluate operating performance by eliminating the effect of non-cash expenses and non-operating expenses of interest, taxes and depreciation and amortization. We believe that our investor base regularly uses EBITDA as a measure of the operating performance of business. We recommend that investors carefully review the GAAP financial information (including our statement of cash flows) included as part of our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial results disclosed in our quarterly earnings releases and investor calls, and read the computation below.

Fiscal Year 2009 REMC Projections ($ millions)

Operating Income	$56.6
Depreciation and Amortization	8.4
EBITDA	$65.0

Fiscal Year 2009 Consolidated Projections ($ millions)

Operating Income	$5.5
Depreciation and Amortization	9.5
EBITDA	$15.0

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations about natural gas prices; continued demand for nitrogen products reductions in expenses; and financial performance and expectations. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

Please contact Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM